Exhibit 99

VIA NET.WORKS investor contact:
Matt S. Nydell, General Counsel VIA NET.WORKS Ph: +44 118955 2361 Fax: +44 118955 2345 e-mail: ir@vianetworks.com

VIA NET.WORKS Reports 4th Quarter 2002 & Full Year 2002 Financial Results

Highlights

•                                          2002 turn-around plan delivers continued improvement in financial performance in the 4th quarter

-                    4th quarter revenues of $18.0 million, meeting guidance

-                    4th quarter change in cash, excluding foreign exchange effect, of ($8.0 million), reduced from ($8.9 million) in the 3rd quarter

•                                          Full year adjusted EBITDA loss improved from ($56.9 million) in 2001 to ($33.1 million) in 2002

•                                          Net decrease in cash improved from ($100.0 million) in 2001 to ($40.0 million) in 2002

•                                          Retained $97.8 million of cash and no material debt at year end 2002

•                                          CEO strengthens management team and begins implementation of new strategic plan

Reading, England (March 20, 2003) — VIA NET.WORKS, Inc. (Nasdaq and EASE: VNWI) (henceforth referred to as VIA) today reported results for the fourth quarter ended 31 December 2002 and for the full year 2002.

In the first quarter of 2002 the VIA board of directors approved a turn-around plan that included four main components:

1.               Reducing cash usage and EBITDA loss levels

2.               Stabilizing billing systems and business processes

3.               Focusing on Europe as the core operating region

4.               Enhancing the board of directors and senior management

During 2002, VIA sold operations in Argentina, Austria, Brazil, Ireland and Mexico, undertook billing and process improvement projects in the UK and Germany, moved its headquarters to Europe and reduced headcount across the company. Furthermore it made significant changes to the board of directors and senior management team, including the hiring of Rhett Williams as permanent CEO in November 2002. These, and other actions taken in implementing the 2002 turn-around plan, have delivered significant improvements in VIA’s operating performance.

Adjusted EBITDA loss improved from ($56.9 million) in the full year 2001 to ($33.1 million) for the full year 2002. The change in cash for the full year improved from ($100.0 million) in 2001 to ($40.0 million) in 2002. The company retained $97.8 million of cash and had no material debt at the end of 2002.

2002 Performance Overview

Unless otherwise stated, references to the full year 2002 and historical results are to amounts adjusted for discontinued operations (Argentina, Austria, and Ireland). As the operations in Brazil and Mexico will not have a continuing contribution to the Company’s operations, but do not qualify under accounting rules as discontinued operations, management believes it is more meaningful to analyze trends in revenues, operating costs and net loss after excluding the results of Brazil and Mexico. These measures are referred to as “adjusted continuing” throughout this earnings release. A reconciliation of such adjusted continuing measures to GAAP measures is provided in Appendix 1, Note 1 to this release.

Adjusted Continuing Revenue

2002 adjusted continuing revenue has remained flat, at approximately $68 million, when compared with 2001. This flat performance in 2002 was due to continued economic weakness in VIA’s markets, management’s internal focus on improving operational performance and a consequent reduced emphasis on revenue growth.

For the fourth quarter of 2002, VIA reported $18.0 million in adjusted continuing revenue, compared to the company’s guidance of between $17.2 and $18.2 million. This represented a 3% decrease from third quarter of 2002 adjusted continuing revenue of $18.5 million.  Fourth quarter 2002 adjusted continuing revenue was 24 % higher than fourth quarter 2001 adjusted continuing revenue of $14.5 million.

Adjusted Continuing Operating Costs

Adjusted continuing internet services costs were ($35.7 million) for the year ended December 31, 2002, compared with ($36.3 million) for the year ended December 31, 2001. The decrease is primarily due to a slight decline in connectivity costs. During the fourth quarter of 2002 adjusted continuing internet services costs decreased slightly from third quarter levels but remained flat as a percentage of revenue at 49%.

Adjusted continuing selling, general and administrative expenses were ($62.5 million) for the year ended December 31, 2002, a 25% decrease from the ($83.4 million) incurred for the year ended December 31, 2001.  This decrease is tied directly to VIA’s cost cutting measures, which have included meaningful headcount reductions, marketing and advertising budget reductions and tighter controls on costs across VIA.  Furthermore, this decrease is tied to the positive impact of a net reduction in allowances for accounts receivables in the amount of $4.0 million in 2002 compared to a charge of ($6.6 million) in 2001. Adjusted continuing selling, general and administrative costs for the fourth quarter of 2002 remained flat when compared with the third quarter of 2002.

Impairment and restructuring charges in the fourth quarter of 2002 included ($10.3 million) arising from the annual impairment review of VIA’s operations. This charge included ($9.8 million) arising from an impairment of the carried value of goodwill relating to the UK operation.

Adjusted Continuing Net Loss

The adjusted continuing net loss from operations for the year ended December 31, 2002 was ($38.4 million) compared with ($186.9 million) for the year ended December 31, 2001.

The adjusted continuing net loss from operations for the fourth quarter of 2002 was ($11.4 million), or ($0.19) per share, as compared to ($113.2 million) for the fourth quarter of 2001.

Cash Position

At December 31, 2002, VIA had cash and cash equivalents of $97.8 million and restricted cash of $895,000. VIA has significantly improved the change in cash for the full year from ($100.0 million) in 2001 to ($40.0 million) in 2002.

The change in cash during the fourth quarter of 2002, defined as excluding foreign exchange gains/(losses), was ($8.0 million), compared with ($8.9 million) in the previous quarter, and a significant improvement over the 2001 fourth quarter of ($25.0 million). VIA’s cash balance benefited from favorable exchange rate gains of $1.6 million in the fourth quarter, giving a net reduction in cash for the fourth quarter of 2002 of ($6.4 million).

Adjusted EBITDA Loss

A reconciliation of adjusted EBITDA loss to loss from continuing operations before income taxes and minority interest is provided in Appendix 1 to this release. Note that adjusted EBITDA loss includes the results of Brazil and Mexico.

VIA showed significant improvement in its adjusted EBITDA loss (see footnote 3 to the Consolidated Statement of Operations), reporting a fourth quarter adjusted EBITDA loss of ($5.3 million), as compared to a ($16.0 million) adjusted EBITDA loss for the fourth quarter of 2001. Fourth quarter adjusted EBITDA losses were in line with a ($5.0 million) adjusted EBITDA loss for the third quarter of 2002.

Adjusted EBITDA loss for the year 2002 was ($33.1 million) as compared to ($56.9 million) for 2001.

CEO Comment

Chief Executive Officer Rhett Williams commented, “The fourth quarter of 2002 has seen further progress in stabilising VIA’s financial position despite the continued difficult commercial environment.

While market conditions for business communication services remain tough, I believe we have taken the right steps throughout 2002 to give VIA a stable platform for continued improvement in our financial performance.”

2003-2005 Strategic Plan

In the fourth quarter of 2002, VIA’s board of directors appointed Rhett Williams as its new Chief Executive Officer to lead the next phase of VIA’s turn-around. Under his leadership, VIA has begun to implement a new strategic plan for 2003-2005. This plan is intended to further improve VIA’s operational performance and to grow revenues with the goal of becoming EBITDA and cash flow positive during 2004.

Mr. Williams has built an experienced management team, recruiting skilled professionals in sales and marketing, network operations, pricing and finance. This management team has taken the following actions to date:

•                       Initiated a company reorganisation from a geographical to functional structure

•                       Enhanced VIA’s sales management processes across the nine countries in which the company operates

•                       Began to shift the sale of ‘commoditized’ products such as internet access and shared web hosting to our indirect sales channel

•                       Initiated rationalization of the existing product portfolio, and the introduction of new products to targeted vertical markets

•                       Began trial of new voice communication product and planning launch of IP VPN service by the second half of 2003

•                       Assessed opportunities for outsourcing certain operating systems to improve processes and save costs.

Mr. Williams noted:  “We believe the key to VIA’s success does not require any revolutionary change of the company’s focus.  While we are without doubt in the midst of a challenging market, we see a real and continuing demand for the services we offer within the small to mid-sized enterprise markets we target. It will be our collective ability to execute our planned initiatives that will determine our success.”

During the first quarter of 2003, VIA announced the appointment of Fraser Park as its Chief Financial Officer, and the departure at the end of March 2003 of Karl Maier, who joined VIA as its acting CEO in January 2002 and led the 2002 turn-around plan.

VIA also announced that its Board of Directors has authorized management to renew the stock repurchase plan that was initially approved in May 2001.  VIA did not make any stock repurchases throughout 2002 as it was proceeding with the turn-around plan focused, in part, on reducing cash use.  The Company now believes that with the stable platform provided by actions taken in 2002 and the 2003-2005 strategic plan, a renewal of the stock repurchase program will enhance the long-term value to our shareholders and affirms the Company’s confidence in its strategic direction. Under this new authorization, VIA will purchase shares of its common stock from time to time, subject to market conditions and applicable legal requirements, including SEC safe harbor on stock repurchase programs that limit the number of shares and price at which the shares can be purchased.  Because the average trading volume of VIA’s common stock is not significant, the Company’s ability to acquire large numbers of shares is limited. VIA may suspend its purchases at any time.

2003 - 2004 Outlook

As VIA embarks on implementing the new strategic plan, it expects to report revenues in 2003 between $70 million and $75 million. The company also expects to further reduce reported losses from continuing operations, as well as, the cash used in operating activities. It expects to become adjusted EBITDA and cash flow positive during 2004. Management believes that its available cash resources will be sufficient to fund working capital and capital expenditure requirements for the foreseeable future.

About VIA NET.WORKS, Inc.

VIA NET.WORKS, Inc. (Nasdaq and EASE: VNWI) is a single-source provider of managed Internet services to small and medium-sized businesses in Europe and the United States.

VIA local operations offer a comprehensive portfolio of flexible and reliable managed Internet services encompassing areas such as connectivity, hosting, security, messaging, and professional services. VIA is a facilities-based Internet services company, managing its own backbone network. This unique combination - the agility of a local, customer-focused company and the reliability of an international high-speed network - allows VIA to be highly responsive to specific customer needs and to deliver quality solutions. VIA is headquartered at St. Giles House 25 Kings Road, Reading, RG1 3AR United Kingdom. More information about VIA can be obtained by visiting our website at www.vianetworks.com.

VIA will host a conference call to discuss its fourth quarter results on March 21 at 8.45 a.m. EST. This call will be open to the public as a simultaneous audio web cast over the Internet. Listeners can access this web cast by following the instructions posted on the Investor Relations page of the Company’s web site at http://www.vianetworks.com. The call will also be available for replay in its entirety from 11 a.m. EST on Friday, March 21 until 5 p.m. EST on Monday, April 14 2003. You can listen to the replay over the Internet by going to the Investor Relations page of the Company’s web site at http://www.vianetworks.com and following the posted instructions, or by dialing 877-519-4471 (U.S.) or 973-341-3080 (international), access code 3810964 for both.

Note to Investors

Statements in this press release regarding VIA’s business that are not historical facts, including but not limited to statements generally regarding the company’s strategic plan, and projections regarding financial impacts of planned organizational re-alignment, outsourcing projects, new product roll-out and cost reductions in general. are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include unanticipated costs associated with implementing our 2003-2005 plan; delays in reaching acceptable arrangements with chosen vendors for outsourcing projects, which could delay anticipated cost savings and planned operational improvements, difficulties in retaining key personnel as a result of the planned organizational changes, unanticipated additional costs associated with retaining key personnel or planned headcount reductions, which would increase our costs or delay implementation of our organization improvements, changes in competitive, regulatory or economic conditions or unanticipated further market declines in one or more of VIA’s operating markets, which could restrict revenue growth or increase costs; unforeseen price reductions in response to competition which could reduce revenue with no corresponding reduction in cost; fluctuation in exchange rates, particularly in the Euro and British Pound currencies, which could impact US dollar denominated reported revenue; failure or bankruptcy of VIA telecommunications providers, which could increase VIA’s cost of Internet services; and other risk factors listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to the report on Form 10-K for the year ended December 31, 2002 to be filed with the SEC on or about March 30, 2003. By making these forward-looking statements, VIA undertakes no obligation to update these statements for revisions or changes after the date of this release.

VIA NET.WORKS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of U.S. dollars, except share and per share data)

	For the three months ended December 31,		Year Ended December 31
	2001	2002	2001	2002
Revenue	$18,633	$17,951	$84,868	$75,258

Operating costs and expenses:
Internet services	11,388	8,870	48,158	40,382
Selling, general and administrative	24,005	14,356	96,633	68,461
Impairment and restructuring charges	97,329	10,272	145,321	12,240
Depreciation and amortization	12,943	2,518	54,678	11,001
Total operating costs and expenses	145,665	36,016	344,790	132,084
Operating loss from continuing operations	(127,032)	(18,065)	(259,922)	(56,826)
Interest income	810	325	7,312	2,181
Interest expense	(79)	(18)	(342)	(101)
Other income (expense), net	357	(302)	(413)	(2,152)
Foreign currency gains (losses), net	(2,162)	6,661	(5,508)	13,653
Loss from continuing operations before minority interest and income taxes	(128,106)	(11,399)	(258,873)	(43,245)
Income tax benefit	242	37	290	49
Minority interest in loss of consolidated subsidiaries	—	—	73	—
Net loss from continuing operations(2)	(127,864)	(11,362)	(258,510)	(43,196)
Discontinued operations(1):
Loss from discontinued operations	(7,363)	—	(12,418)	(1,663)
Gain on disposal of discontinued operations	—	—	—	1,906
Net loss	(135,227)	(11,362)	(270,928)	(42,953)

Basic and diluted earnings (loss) per share:
Continuing operations	(2.13)	(0.19)	(4.26)	(0.72)
Discontinued operations	(0.12)	0.00	(0.21)	0.01
Net (loss) per share – basic and diluted	(2.25)	(0.19)	(4.47)	(0.71)
Shares used in computing basic and diluted earnings (loss) per share	60,168,291	60,147,704	60,638,960	60,147,704

Adjusted EBITDA Loss(3)	$(16,011)	$(5,275)	$(56,945)	$(33,058)

(1) The sales of the Argentina, Austria and Ireland operations have been treated as dispositions in 2002.

(2) VIA sold its operation in Brazil in the second quarter of 2002 and sold its operation in Mexico in the third quarter of 2002. However, both operations will not be treated as discontinued operations until the sales qualify under accounting rules as a disposition.

(3) Note that adjusted EBITDA loss includes the results of Brazil and Mexico. Adjusted EBITDA loss represents operating loss from continuing operations before depreciation and amortization, impairment and restructuring charges and non-cash stock compensation charges.  Adjusted EBITDA loss should not be considered an alternative to net income (loss), when determined in accordance with generally accepted accounting principles in the United States, or GAAP, or as an alternative to cash flows from operating activities, determined in accordance with GAAP.  In addition, the measure of adjusted EBITDA loss we use may not compare to other, similarly titled measures used by other companies.

VIA NET.WORKS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands of U.S Dollars)

	December 31, 2001	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$137,854	$97,813
Restricted cash	—	895
Trade and other accounts receivable, net	16,020	13,037
Other current assets	4,597	3,900

Total current assets	158,471	115,645
Property and equipment, net	20,579	13,696
Goodwill, net	17,134	9,189
Acquired intangible assets, net	1,750	—
Other non-current assets	767	762
Deferred tax asset	—	3,387
Assets of businesses transferred under contractual arrangement	—	3,142

Total assets	$198,701	$145,821

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,200	$7,897
VAT and other taxes payable	1,442	922
Short-term notes, current portion of long-term debt and capital lease obligations	1,632	63
Deferred revenue	12,188	13,516
Accrued expenses	13,708	9,922
Deferred tax liability	—	3,387
Other current liabilities	2,049	2,092

Total current liabilities	42,219	37,799

Long-term debt and capital lease obligations, less current portion	241	46
Liabilities of businesses transferred under contractual arrangement	—	3,396

Total liabilities	42,460	41,241

Stockholders’ equity:
Preferred stock	—	—
Common stock	61	61
Additional paid-in capital	557,358	555,574
Treasury stock	(733)	(733)
Accumulated deficit	(384,621)	(427,574)
Deferred compensation	(2,311)	—
Accumulated other comprehensive loss	(13,513)	(22,463)
Accumulated other comprehensive loss of businesses transferred under contractual arrangement	—	(285)

Total stockholders’ equity	156,241	104,580

Total liabilities and stockholders’ equity	$198,701	$145,821

VIA NET.WORKS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of U.S. Dollars)

	For the years ended December 31,
	2001	2002
Cash flows from operating activities:
Net loss from continuing operations	$(258,510)	$(43,196)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	54,678	11,001
Impairment charges	145,321	10,693
Employee stock compensation	2,978	527
Provision (benefit) for doubtful accounts receivable	7,513	(3,982)
Loss on investment	—	—
Unrealized foreign currency transaction (gains) losses	2,611	(5,976)
Minority interest in loss of consolidated subsidiaries	(73)	—
Non-cash other expense	761	—
Write-off of note receivable from related party	—	292
Changes in assets and liabilities, net of acquisitions:
Trade accounts receivable	(8,506)	5,114
Other current assets	153	1,332
Other non-current assets	(236)	(665)
Accounts payable	(9,330)	(925)
VAT and other taxes payable	(728)	(432)
Accrued expenses	4,040	(3,636)
Other current liabilities	414	(18)
Deferred revenue	(1,592)	722
Net cash used in operating activities	(60,506)	(29,149)
Cash flows from investing activities:
Acquisitions, net of cash acquired	(10,506)	—
Increase in restricted cash	—	(895)
Proceeds from the disposition of operating subsidiaries	321	152
Purchases of property, equipment and other assets	(22,110)	(3,734)
Note receivable from related party	—	(1,000)
Repayment of note receivable from related party	—	708
Net cash used in investing activities	(32,295)	(4,769)
Cash flows from financing activities:
Repayment of debt and principal payments on capital lease obligations	(2,855)	(1,739)
Proceeds from issuance of common stock, net	46	—
Purchase of treasury stock	(497)	—
Net cash used in financing activities	(3,306)	(1,739)

Cash flows provided by (used by) discontinued operations	(2,926)	647
Effect of currency exchange rate changes on cash	(952)	(5,031)

Net decrease in cash and cash equivalents	(99,985)	(40,041)
Cash and cash equivalents, beginning of period	237,839	137,854
Cash and cash equivalents, end of period	$137,854	$97,813

Supplemental disclosure of cash flow information:
Cash paid for interest	$285	$50

Income taxes paid	$153	$305

Non-cash investing and financing transactions:
Common stock issued to satisfy debt	$—	$—

Common stock issued in connection with acquisitions	$—	$—

Non-cash relief of acquisition debt	$400	$—

Treasury shares obtained in exchange for stock option exercises	$—	$—

Appendix 1 – Reconciliations to GAAP measures

Note 1: Adjusted Continuing Operations

As the operations in Brazil and Mexico will not have a continuing contribution to the Company’s operations, but do not qualify under accounting rules as discontinued operations, management believes it is more meaningful to analyze trends on the results after excluding the results of Brazil and Mexico as detailed in the table below.

Full year 2001 and 2002

($000’s)	Total Continuing Operations	Brazil - Results of Operations	Mexico - Results of Operations	Adjusted Continuing Operations
2001 Revenue	$84,868	$3,657	$13,605	$67,606
2002 Revenue	75,258	1,368	6,095	67,795
2001 Internet services	48,158	1,489	10,345	36,324
2002 Internet services	40,382	532	4,151	35,699
2001 S, G & A costs	96,633	4,254	8,997	83,382
2002 S, G & A costs	68,461	930	4,983	62,548
2001 Net loss	(258,510)	(6,387)	(65,252)	(186,871)
2002 Net loss	(43,196)	(387)	(4,427)	(38,382)

4th Quarter 2001 and 2002

($000’s)	Total Continuing Operations	Brazil - Results of Operations	Mexico - Results of Operations	Adjusted Continuing Operations
4Q 2001 Revenue	$18,633	$938	$3,147	$14,548
4Q 2002 Revenue	17,951	—	—	17,951
4Q 2001 Internet services	11,388	369	2,512	8,507
4Q 2002 Internet services	8,870	—	—	8,870
4Q 2001 S, G & A costs	24,005	922	1,862	21,221
4Q 2002 S, G & A costs	14,356	—	—	14,356
4Q 2001 Net loss	(135,227)	(2,836)	(19,233)	(113,158)
4Q 2002 Net loss	(11,362)	—	—	(11,362)

Note 2: Adjusted EBITDA Loss

Note that adjusted EBITDA loss includes the results of Brazil and Mexico. Adjusted EBITDA loss represents operating loss from continuing operations before depreciation and amortization, impairment and restructuring charges and non-cash stock compensation charges.  Adjusted EBITDA loss should not be considered an alternative to net income (loss), when determined in accordance with generally accepted accounting principles in the United States, or GAAP.  In addition, the measure of adjusted EBITDA loss we use may not compare to other, similarly titled measures used by other companies.  Below is a reconciliation of total adjusted EBITDA loss from continuing operations to loss from continuing operations before income taxes and minority interest:

($000’s)	Fourth Quarter 2001	Fourth Quarter 2002	For the Year Ended December 31, 2001	For the Year Ended December 31, 2002
Adjusted EBITDA loss from continuing operations	$(16,011)	$(5,275)	$(56,945)	$(33,058)
Non-cash compensation	(749)	—	(2,978)	(527)
Impairment and restructuring charges	(97,329)	(10,272)	(145,321)	(12,240)
Depreciation and amortization	(12,943)	(2,518)	(54,678)	(11,001)
Operating loss from continuing operations	(127,032)	(18,065)	(259,922)	(56,826)
Interest income, net	731	307	6,970	2,080
Other expense and foreign currency gains (losses), net	(2,162)	6,661	(5,921)	11,501
Loss from continuing operations before income taxes and minority interest	(128,106)	(11,399)	(258,873)	(43,245)